EXHIBIT 1



                       TERIBE LIMITED

                      POWER OF ATTORNEY


          Know all men by these presents, that TERIBE LIMITED, a British Virgin Islands International Business company, does hereby constitute and appoint J. William Uhrig and H. Whitney Wagner of Three Cities Research, Inc. at 135 East 57th Street, New York, New York 10022, its Attorney-In-Fact, with full power, discretion and authority to take on behalf of TERIBE LIMITED all actions which said Attorney-In-Fact shall in his sole discretion determine to be appropriate in connection with the SEC filings, including without limitation (i) the execution of all agreements, instruments, certificates or other documents required relating to the Garden Ridge Corp. In addition, TERIBE LIMITED hereby gives and grants unto said Attorney-In-Fact full power, discretion and authority to execute all documents, instruments and certificates upon such terms which said Attorney-In-Fact may determine to be appropriate, and to take all actions which said Attorney-In-Fact shall determine to be desirable in connection with the foregoing to the same extent that TERIBE LIMITED might do or could do by its duly authorized officers if personally present, and TERIBE LIMITED does hereby confirm, approve and ratify all that said Attorney-In-Fact or his delegates shall lawfully do or cause to be done by virtue hereof. This Power of Attorney will expire December 31, 1996.

          This instrument may not be changed orally and shall be governed by and construed in accordance with the laws of the State of New York, the United States of America.

Dated:  October 15, 1996

                              TERIBE LIMITED



                              By:  /s/ Kurt Sonderegger
                                   ---------------------
                                   Kurt Sonderegger



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